Seer Reports Second Quarter 2022 Financial Results
Company launches novel proteogenomics workflow with the Proteograph TM Analysis Suite 2.0, further demonstrates the power of its technology with new customer data, and advances key partnerships

REDWOOD CITY, Calif. August 9, 2022 – Seer, Inc. (Nasdaq: SEER), a life sciences company commercializing a disruptive new platform for proteomics, today reported financial results for the second quarter ended June 30, 2022.

“We are building on a strong start to the year and I am pleased with the positive trajectory of our business as we continued to execute against our core strategies. We are making progress across all areas of our business as we continue to ramp our commercial efforts and expand the installed base of the ProteographTM Product Suite,” said Omid Farokhzad, Chief Executive Officer and Chair. “It is inspiring to support our customers as they generate data that is enabling novel biological insight. We are excited about our opportunity, focused on our goals, and engaged with our customers to enable their success.”

Recent Highlights
•Revenue of $3.6 million for the second quarter 2022.
•Launched the Proteograph Analysis Suite 2.0, a first-of-its-kind integrated tool for scalable proteogenomic analysis at the peptide level, and an integral component of the Proteograph Product Suite.
•Further exemplified power of technology through 28 posters across nine scientific conferences and industry events in the second quarter, including four customer posters and nine Seer presentations at the American Society for Mass Spectrometry (ASMS) conference in early June.
•Demonstrated progress with Centers of Excellence up and running in multiple regions as well as progress operationalizing the Proteogenomics Consortium in partnership with Discovery Life Sciences and Sciex.
Second Quarter 2022 Financial Results

Revenue was $3.6 million for the three months ended June 30, 2022, as compared to $1.3 million for the three months ended June 30, 2021. The increase was primarily due to increased sales of the Proteograph Product Suite and its related products. Product-related revenue for the second quarter of 2022 was $3.5 million, including $1.1 million of related party revenue, and consisted of sales of SP100 instruments and consumable kits.

Gross profit, inclusive of grant and other revenue, was $1.6 million and gross margin was 44% for the second quarter of 2022.

Operating expenses were $25.0 million for the second quarter of 2022, including $8.4 million of stock-based compensation, as compared to $17.4 million, including $6.4 million of stock-based compensation, for the corresponding prior year period. The increase in expenses was driven by increased employee compensation and other related expenses, including stock-based compensation, and increased expenses related to the expansion of the company’s facilities and other costs related to being a publicly traded company.

Net loss was $22.8 million for the second quarter of 2022, as compared to $16.6 million for the corresponding prior year period.

Cash, cash equivalents and investments were approximately $456.1 million as of June 30, 2022.

2022 Guidance
Seer continues to expect full year 2022 revenue to be in the range of $14.0 million to $16.0 million.

Webcast Information
Seer will host a conference call to discuss the second quarter financial results on Tuesday, August 9, 2022 at 1:30 pm Pacific Time / 4:30 pm Eastern Time. A webcast of the conference call can be accessed at http://investor.seer.bio. The webcast will be archived and available for replay for at least 90 days after the event.

About Seer
Seer™ is a life sciences company developing transformative products that open a new gateway to the proteome. Seer’s Proteograph Product Suite is an integrated solution that includes proprietary engineered nanoparticles, consumables, automation instrumentation and software to perform deep, unbiased proteomic analysis at scale in a matter of hours. Seer designed the Proteograph workflow to be efficient and easy to use, leveraging widely adopted laboratory instrumentation to provide a decentralized solution that can be incorporated by nearly any lab. Seer’s Proteograph Product Suite is for research use only and is not intended for diagnostic procedures. For more information, please visit www.seer.bio.

Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that reflect the Company’s current views with respect to certain current and future events and financial performance. Words such as “expects,” “anticipates,” “projects,” “intends,” “plans,” “believes,” “estimates,” variations of such words, and similar expressions are also intended to identify such forward-looking statements. Such forward-looking statements are based on the Company’s beliefs and assumptions and on information currently available to it on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements, including but not limited to statements regarding the Company’s outlook for fiscal year 2022. These and other risks are described more fully in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s Quarterly Report on Form 10-Q, to be filed with the SEC, and other documents the Company subsequently files with the SEC from time to time. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:
Carrie Mendivil
investor@seer.bio

Media Contact:
Karen Possemato
pr@seer.bio

Seer, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
Product	$ 2,406	$ 837	$ 4,555	$ 837
Service	57	—	137	—
Related party	1,108	380	2,178	380
Grant and other	50	117	64	179
Total revenue	3,621	1,334	6,934	1,396
Cost of revenue:
Product	1,643	504	3,303	504
Service	15	—	29	—
Related party	354	82	748	82
Total cost of revenue	2,012	586	4,080	586
Gross profit	1,609	748	2,854	810
Operating expenses:
Research and development	10,871	6,935	21,607	13,162
Selling, general and administrative	14,172	10,484	28,466	20,816
Total operating expenses	25,043	17,419	50,073	33,978
Loss from operations	(23,434)	(16,671)	(47,219)	(33,168)
Other income (expense):
Interest income	676	55	819	123
Other expense	(57)	—	(61)	—
Total other income	619	55	758	123
Net loss	$ (22,815)	$ (16,616)	$ (46,461)	$ (33,045)
Other comprehensive loss:
Unrealized loss on available-for-sale securities	(886)	(62)	(2,577)	(88)
Comprehensive loss	$ (23,701)	$ (16,678)	$ (49,038)	$ (33,133)
Net loss per share attributable to common stockholders, basic and diluted	$ (0.37)	$ (0.27)	$ (0.75)	$ (0.55)
Weighted-average common shares outstanding, basic and diluted	62,376,571	60,841,657	62,191,068	60,367,433

Seer, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	June 30,	December 31,
	2022	2021
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 79,023	$ 232,813
Short-term investments	372,167	167,261
Accounts receivable, net	3,341	2,495
Related party receivables	843	1,283
Other receivables	998	366
Inventory	6,838	4,145
Prepaid expenses and other current assets	3,547	3,336
Total current assets	466,757	411,699
Long-term investments	4,915	93,186
Operating lease right-of-use assets	27,958	20,142
Property and equipment, net	15,350	13,087
Restricted cash	524	524
Other assets	796	501
Total assets	$ 516,300	$ 539,139
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 4,141	$ 3,789
Accrued expenses	9,142	8,394
Deferred revenue	429	376
Operating lease liabilities, current	1,115	864
Other current liabilities	197	—
Total current liabilities	15,024	13,423
Operating lease liabilities, net of current portion	28,910	22,459
Other noncurrent liabilities	323	341
Total liabilities	44,257	36,223
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value; 5,000,000 shares authorized as of June 30, 2022 and December 31, 2021; zero shares issued and outstanding as of June 30, 2022 and December 31, 2021	—	—
Class A common stock, $0.00001 par value; 94,000,000 shares authorized as of June 30, 2022 and December 31, 2021; 58,565,210 and 57,493,005 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	1	1
Class B common stock, $0.00001 par value; 6,000,000 shares authorized as of June 30, 2022 and December 31, 2021; 4,044,969 and 4,522,478 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	—	—
Additional paid-in capital	648,146	629,981
Accumulated other comprehensive loss	(3,113)	(536)
Accumulated deficit	(172,991)	(126,530)
Total stockholders’ equity	472,043	502,916
Total liabilities and stockholders’ equity	$ 516,300	$ 539,139

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